UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2009

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 6, 2009, the Pennsylvania Economic Development Financing Authority (the “Authority”) issued (i) $100,000,000 principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009A (PPL Energy Supply, LLC Project) (the “2009A Bonds”), (ii) $50,000,000 aggregate principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009B (PPL Energy Supply, LLC Project) (the “2009B Bonds”) and (iii) $80,570,000 aggregate principal amount of its Exempt Facilities Revenue Refunding Bonds, Series 2009C (PPL Energy Supply, LLC Project) (the “2009C Bonds” and, together with the 2009A Bonds and the 2009B Bonds, the “Bonds”) on behalf of PPL Energy Supply, LLC (the “Company”) in order to refund outstanding series of Authority bonds previously issued on behalf of the Company.  The proceeds of (i) the 2009A Bonds were used to refund the outstanding $100,000,000 Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds Series 2008A (PPL Energy Supply, LLC Project), (ii) the 2009B Bonds were used to refund the outstanding $50,000,000 Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds Series 2008B (PPL Energy Supply, LLC Project) and (iii) the 2009C Bonds were used to refund the outstanding $80,570,000 Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds Series 2007 (PPL Energy Supply, LLC Project).

The Authority has loaned the proceeds of each series of Bonds to the Company pursuant to a separate Exempt Facilities Loan Agreement dated as of April 1, 2009 (each, an “Agreement” and, collectively, the “Agreements”) between the Company and the Authority.  Pursuant to each Agreement, the Company is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of, premium, if any, and interest on, the related series of Bonds.  Concurrently with the issuance of each series of Bonds, the Company delivered to the Trustee (as defined below) a separate unsecured promissory note corresponding to such series of Bonds (each, a “Note” and, collectively, the “Notes”) in a principal amount corresponding to the principal amount of such series of Bonds.  The Notes contain principal, interest and prepayment provisions corresponding to the principal, interest and redemption provisions of the respective series of Bonds.  In addition, concurrently with and as a condition to the issuance of each series of Bonds, the Company caused Wachovia Bank, National Association, to issue a separate direct-pay letter of credit (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in favor of the Trustee which will permit the Trustee to draw amounts to pay principal of and interest on, and the purchase price of, the Bonds when due.  The Letters of Credit were issued pursuant to the $3,400,000,000 Second Amended and Restated Five-Year Credit Agreement (the “Credit Agreement”), dated as of May 4, 2007, among the Company, the Lenders Party thereto and Wachovia Bank, National Association, as Administrative Agent.  Pursuant to the Credit Agreement, the Company is required to reimburse any draws on the Letter of Credit within one business day of such draw.

Each series of Bonds was issued under a separate Trust Indenture, dated as of April 1, 2009 (each, an “Indenture” ), between the Authority and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The method of determining the interest rate on the Bonds may be converted from time to time, in accordance with the applicable Indenture to a daily rate, a commercial paper rate, a weekly rate, or a term rate.  The method of determining the interest rate with respect to the Series 2009A Bonds and the Series 2009B Bonds may be converted following the end of the Initial Rate Period for each such series.  The Series 2009A Bonds were issued bearing interest at an initial interest rate of 0.90% per annum through June 30, 2009, and will be subject to mandatory tender for purchase at par on July 1, 2009.  The Series 2009B Bonds were issued bearing interest at an initial interest rate of 1.25% per annum through September 30, 2009, and will be subject to mandatory tender for purchase at par on October 1, 2009.  The Series 2009C Bonds were issued bearing interest at a weekly rate.

The Bonds are subject to optional and extraordinary optional redemption prior to maturity, and to optional and mandatory tender for purchase and remarketing in certain circumstances, all as described in the Indenture.  The Bonds are also subject to special mandatory redemption upon a determination that the interest on the Bonds would be included in the holders’ gross income for federal income tax purposes.  Any such special mandatory redemption would also be at a redemption price of 100% of the principal amount thereof, without premium, plus accrued interest, if any, to the redemption date.

The Agreements relating to each series of Bonds are filed with this report as Exhibits 4(a), 4(b) and 4(c).

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	4(a) -	Series 2009A Exempt Facilities Loan Agreement, dated as of April 1, 2009, between PPL Energy Supply, LLC and Pennsylvania Economic Development Financing Authority.
	4(b) -	Series 2009B Exempt Facilities Loan Agreement, dated as of April 1, 2009, between PPL Energy Supply, LLC and Pennsylvania Economic Development Financing Authority.
	4(c) -	Series 2009C Exempt Facilities Loan Agreement, dated as of April 1, 2009, between PPL Energy Supply, LLC and Pennsylvania Economic Development Financing Authority.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

Dated:  April 9, 2009